Exhibit 99

Capstone Announces the Election of Yon Yoon Jorden to its Board of Directors

CHATSWORTH, Calif., April 11, 2017 (GLOBE NEWSWIRE) -- Capstone Turbine Corporation (www.capstoneturbine.com) (Nasdaq:CPST), the world's leading clean technology manufacturer of microturbine energy systems, announced today that Yon Yoon Jorden has been unanimously elected as a new director of Capstone.

“Capstone’s Nominating and Governance Committee conducted an extensive search for an executive who would further strengthen our board’s breadth of talent and experience, and is pleased to have identified such a highly qualified professional, who will bring a wealth of financial expertise with her to Capstone,” said Holly Van Deursen, Capstone’s Chairperson. “We are pleased to welcome Yon Yoon Jorden as a director, and look forward to the experience she brings with her as we continue our push towards profitability,” added Ms. Van Deursen.

Ms. Jorden brings to the Capstone Board of Directors decades of extensive experience as both a Chief Financial Officer (CFO) as well as a board member spanning across various healthcare, technology and manufacturing industries and has served in all areas of corporate governance and finance including mergers and acquisitions, structuring IPOs, restructurings, and managing public debt and equity offerings. Ms. Jorden is a board leadership fellow of the National Association of Corporate Directors, demonstrating her leadership as a board member.

Ms. Jorden is a current director for Maxwell Technologies (NASDAQ:MXWL); Methodist Health System; Dallas Symphony Association, and the World Affairs Council of Dallas–Fort Worth. Previously, Ms. Jorden served as a director for Magnatek, Inc.; U.S. Oncology, and BioScrip.

During an impressive business career spanning more than 25 years, she has held the CFO position of four publicly traded companies, most recently as Executive Vice President (EVP) and CFO of Advance PCS. She previously served in the position of EVP and CFO of Informix Corporation. Before joining Informix Corporation, Ms. Jorden worked for Oxford Health Plans, Inc. as its Senior Vice President and CFO.

“After careful consideration, I am delighted to have been elected to serve on the Capstone Board of Directors. Capstone has faced its share of macroeconomic challenges over the past two years but now appears to be making solid traction towards profitability. With a newly redesigned product offering, management’s focus on the geographical and market diversification, growing the service business and an organization-wide war on costs campaign, I am confident the foundation has been set to drive improving results going forward,” said Ms. Jorden. “I look to this new opportunity to offer my financial insight, strategic guidance, and experience in an effort to further reduce costs, improve efficiencies and assist in the success of the new Capstone Energy Finance joint venture,” added Ms. Jorden.

Ms. Jorden is the second outside director appointed to the Capstone Board of Directors recently, as Mr. Paul DeWeese was appointed at last year's annual shareholder meeting in late August. Mr. DeWeese has brought Chief Executive Officer (CEO), strategic growth and acquisition experience to the Capstone Board and is assisting the company in improving its aftermarket parts, accessories and service business. Mr. DeWeese also brings over 19 years of experience in the oil and gas field services industry. He is a senior executive with vast experience running both public and private equity-backed companies which were both domestic and internationally headquartered.

About Capstone Turbine Corporation

Capstone Turbine Corporation (www.capstoneturbine.com) (Nasdaq:CPST) is the world's leading producer of low-emission microturbine systems and was the first to market commercially viable microturbine energy products. Capstone has shipped approximately 9,000 Capstone Microturbine systems to customers worldwide. These award-winning systems have logged millions of documented runtime operating hours. Capstone is a member of the U.S. Environmental Protection Agency's Combined Heat and Power Partnership, which is committed to improving the efficiency of the nation's energy infrastructure and reducing emissions of pollutants and greenhouse gases. A UL-Certified ISO 9001:2015 and ISO 14001:2015 certified company, Capstone is headquartered in the Los Angeles area with sales and/or service centers in the United States, Latin America, Europe, Middle East and Asia.

This press release contains "forward-looking statements," as that term is used in the federal securities laws, about the advantages of our Signature Series product offerings and our air bearing technology, diversification of our customer base, expansion of our geographic presence, and growth in the CHP and energy efficiency markets. Forward-looking statements may be identified by words such as "expects," "objective," "intend," "targeted," "plan" and similar phrases. These forward-looking statements are subject to numerous assumptions, risks and uncertainties described in Capstone's filings with the Securities and Exchange Commission that may cause Capstone's actual results to be materially different from any future results expressed or implied in such statements. Capstone cautions readers not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Capstone undertakes no obligation, and specifically disclaims any obligation, to release any revisions to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

"Capstone" and "Capstone Microturbine" are registered trademarks of Capstone Turbine Corporation. All other trademarks mentioned are the property of their respective owners.

CONTACT:
Capstone Turbine Corporation
Investor and investment media inquiries:
818-407-3628
ir@capstoneturbine.com